Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-203639 on Form S-11 of our report dated March 16, 2015, relating to the financial statements of CIM Urban Partners, LP  as of December 31, 2013 and for the years ended December 31, 2013 and 2012, and the 2013 and 2012 financial information included in schedule III (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the merger of CIM Urban Partners, LP with CIM Commercial Trust Corporation (formerly PMC Commercial Trust)), appearing in the Annual Report on Form 10-K of CIM Commercial Trust Corporation for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Los Angeles, California

May 20, 2015